Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

April 25, 2022

McKINNEY, Texas, April 25, 2022 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $50.7 million, or $1.18 per diluted share, for the quarter ended March 31, 2022, compared to $60.0 million, or $1.39 per diluted share, for the quarter ended March 31, 2021 and $54.2 million, or $1.26 per diluted share, for the quarter ended December 31, 2021.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on May 19, 2022 to stockholders of record as of the close of business on May 5, 2022.
Highlights
•Net income of $50.7 million, or $1.18 per diluted share and adjusted (non-GAAP) net income of $52.1 million, or $1.22 per diluted share
•Organic loan growth of 13.1% annualized for the quarter (excluding warehouse and PPP)
•Continued strong credit metrics with nonperforming asset ratio of 0.40% of total assets
•Increase in the net interest margin to 3.22%, up from 3.00% in linked quarter
•Solid capital levels with an estimated total capital ratio of 13.72%, leverage ratio of 9.38%, and (non-GAAP) tangible common equity (TCE) ratio of 8.62%

“We are pleased with these solid first quarter results that reflect the continued disciplined execution of our teams across Texas and Colorado,” said Independent Bank Group Chairman & CEO David R. Brooks. “During the quarter, healthy loan demand from our relationship borrowers allowed us to deliver 13.1% annualized loan growth, excluding warehouse and PPP. I am especially grateful to all of our bankers for their tireless dedication to winning new business and expanding existing relationships, as these healthy growth numbers are a reflection of their collective efforts. Looking ahead, we continue to be optimistic about the strength of our markets, and we remain excited for continued growth opportunities on the road ahead.”

First Quarter 2022 Operating Results
Net Interest Income

•Net interest income was $131.1 million for first quarter 2022 compared to $129.7 million for first quarter 2021 and $132.7 million for fourth quarter 2021. The slight increase in net interest income from the prior year was driven by decreased funding costs for the year over year period, as well as higher earnings on taxable securities due to growth of the portfolio, offset by lower earnings on loans due to lower yields and accretion. The slight decrease from the linked quarter was due primarily to lower earnings on loans due to lower Paycheck Protection Program (PPP) fees and loan accretion income offset by decreased funding costs on deposit accounts. The first quarter 2022 includes $3.6 million in acquired loan accretion compared to $5.7 million in fourth quarter 2021 and $6.2 million in first quarter 2021. In addition, net PPP fees of $1.2 million were recognized in first quarter 2022 compared to $4.8 million in first quarter 2021 compared to $4.0 million in fourth quarter 2021, with total fees left to be recognized of $1.3 million as of March 31, 2022.
•The average balance of total interest-earning assets grew by $533.8 million and totaled $16.5 billion for the quarter ended March 31, 2022 compared to $16.0 billion for the quarter ended March 31, 2021 and decreased $1.0 billion from $17.5 billion for the quarter ended December 31, 2021. The increase from prior year is primarily due to increases in average securities and interest bearing cash balances over the past year, offset by a net decrease in average loan balances, due primarily to lower mortgage warehouse loans and the forgiveness of PPP loans over the year. The decrease from the linked quarter is primarily due to the $1.3 billion reduction in average interest-bearing deposit balances offset by a $230.7 million increase in average balance of securities.
•The yield on interest-earning assets was 3.46% for first quarter 2022 compared to 3.75% for first quarter 2021 and 3.30% for fourth quarter 2021. The increase in asset yield compared to the linked quarter is a result of an increase in securities yields as well as the reduction of lower yielding interest-bearing deposit balances discussed above, offset by a decrease in loan yields. The decrease from the prior year is due to overall lower yields on both loans and securities for the year over year period. The average loan yield, net of all accretion and PPP income was 4.09% for the current quarter, compared to 4.07% for the linked quarter and 4.06% from the prior year.
•The cost of interest-bearing liabilities, including borrowings, was 0.36% for first quarter 2022 compared to 0.67% for first quarter 2021 and 0.46% for fourth quarter 2021. The decrease from the prior year and linked quarter is primarily due to lower rates offered on deposit products.
•The net interest margin was 3.22% for first quarter 2022 compared to 3.29% for first quarter 2021 and 3.00% for fourth quarter 2021. The net interest margin excluding all loan accretion was 3.13% for both first quarter 2022 and first quarter 2021 and 2.87% for fourth quarter 2021. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease of $2.6 million in acquired loan accretion income, offset by the lower cost of funds on interest bearing liabilities. The linked quarter increase primarily resulted from the decrease in interest-bearing deposits, the higher securities yields and lower cost of funds on deposits.
Noninterest Income

•Total noninterest income decreased $5.7 million compared to first quarter 2021 and decreased $2.2 million compared to fourth quarter 2021.
•The decreases from the prior year and linked quarter primarily reflect decreases of $4.5 million and $1.4 million, respectively, in mortgage banking revenue and $1.0 million and $537 thousand, respectively in mortgage warehouse purchase fees offset by increases of $459 thousand and $1.0 million, respectively in other noninterest income.
•Both mortgage banking revenue and mortgage warehouse purchase fees were lower in first quarter 2022 compared to prior year and linked quarter due to decreased volumes and margins resulting from rate increases over the year. Offsetting the decrease in mortgage banking revenue was a fair value gain on derivative hedging instruments of $320 thousand in first quarter 2022 compared to losses of $323 thousand and $379 thousand in first quarter 2021 and fourth quarter 2021, respectively.
•Other noninterest income was elevated in first quarter 2022 primarily due to recognizing $784 thousand in BOLI benefit claims.
Noninterest Expense

•Total noninterest expense increased $7.3 million compared to first quarter 2021 and increased $2.5 million compared to fourth quarter 2021.
•The increase in noninterest expense in first quarter 2022 compared to the prior year is due primarily to increases of $5.9 million in salaries and benefits expenses and $922 thousand in other noninterest expense.
•The net increase in noninterest expense in first quarter 2022 compared to the linked quarter is due primarily to increases of $3.3 million in salaries and benefits expenses offset by a $1.2 million decrease in other noninterest expense.
•The increase in salaries and benefits from the prior year is due primarily to $4.8 million in higher salaries, bonus, payroll taxes, insurance expense and 401(k) match related to additional headcount, including executive and senior positions added during the year over year period in addition to annual merit increases in first quarter 2022. Offsetting this increase was $1.8 million in lower mortgage commissions and incentives due to lower volumes for the year over year period. In addition, deferred salaries expense, which reduces overall expense, was $3.3 million lower compared to the prior year as deferred salaries expense was elevated in first quarter 2021 due to the second round of PPP originations. The first quarter 2022 also reflects lower stock grant amortization of $791 thousand compared to the prior year, including $650 thousand of one-time catch up or accelerated vesting expense recorded in first quarter 2021.
•The increase from the linked quarter relates to $1.2 million increase in payroll taxes which are seasonally higher first quarter in addition to payroll taxes recognized on the vesting of annual stock awards. There was also an increase of $633 thousand in 401(k) expense primarily related to the Company match on annual bonuses. The remaining increase is from salary adjustments, health insurance and contract labor for infrastructure projects, offset by lower mortgage commissions for the linked quarter.

•The increase in other noninterest expense compared to the prior year is due to increases in business development, meals, travel, insurance and other miscellaneous expenses, while the linked quarter decrease is reflective of lower charitable contributions and loan-related expenses.
Provision for Credit Losses

•The Company recorded a credit provision for credit losses of $1.4 million for first quarter 2022, compared to a $2.5 million credit provision expense for first quarter 2021 and a zero provision for the linked quarter. The components of the provision for credit losses in the current quarter is comprised of a $2.2 million credit provision on loans offset by a $757 thousand provision expense on off-balance sheet exposures. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions and credit quality and past due trends, as well as loan growth and charge-offs or specific reserves taken during the respective period. The net zero or credit provision taken each quarter over the last year is primarily reflective of improvements in the economic forecast variables.
•The allowance for credit losses on loans was $146.3 million, or 1.22% of total loans held for investment, net of mortgage warehouse purchase loans, at March 31, 2022, compared to $165.8 million, or 1.42% at March 31, 2021 and compared to $148.7 million, or 1.28% at December 31, 2021. The dollar and percentage decrease from the prior year and linked quarter is primarily due to continued improvement in economic forecast variables in addition to net charge-offs taken and provision expense for loan growth during the respective period.
•The allowance for credit losses on off-balance sheet exposures was $5.5 million at March 31, 2022 compared to $1.1 million at March 31, 2021 compared to $4.7 million at December 31, 2021. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment. The increase from the linked quarter was primarily due to higher expected utilization on increased unfunded commitments related to the growth in the Company's commercial and energy portfolios off-set by decreased utilization on the SFR construction portfolio.
Income Taxes

•Federal income tax expense of $12.3 million was recorded for the first quarter 2022, an effective rate of 19.5% compared to tax expense of $15.7 million and an effective rate of 20.8% for the prior year quarter and tax expense of $13.6 million and an effective rate of 20.1% for the linked quarter. The lower effective tax rate for first quarter 2022, compared to the prior and linked quarter was a result of a favorable permanent tax item related to a donation of real property during first quarter 2022, while the prior year change is also reflective of lower state tax rates for the year over year period.

First Quarter 2022 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $12.0 billion at March 31, 2022 compared to $11.7 billion at both December 31, 2021 and March 31, 2021. PPP loans totaled $67.0 million, $112.1 million and $912.2 million as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively. Loans excluding PPP loans and net of loan sales increased $372.1 million, or 13.1% on an annualized basis, during first quarter 2022.
•Average mortgage warehouse purchase loans decreased to $549.6 million for the quarter ended March 31, 2022 from $801.7 million at December 31, 2021, and $1.2 billion for the quarter ended March 31, 2021, a decrease of $252.1 million, or 31.4% from the linked quarter and $602.0 million, or 52.3% decrease year over year. The changes from the linked quarter and prior year are reflective of decreased demand and lower volumes related to mortgage rate increases and shorter hold times for the year over year period.
Asset Quality

•Total nonperforming assets increased to $71.1 million, or 0.40% of total assets at March 31, 2022, compared to $57.5 million or 0.31% of total assets at December 31, 2021, and increased from $61.0 million, or 0.34% of total assets at March 31, 2021.
•Total nonperforming loans increased to $71.0 million, or 0.59% of total loans held for investment at March 31, 2022, compared to $57.3 million, or 0.49% at December 31, 2021 and $60.4 million, or 0.52% at March 31, 2021.
•The increase in nonperforming loans and nonperforming assets from the linked quarter is primarily due to one commercial real estate loan totaling $15.3 million being added to nonaccrual during first quarter 2022 offset by paydowns or principal reductions on other nonperforming loans.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the $15.3 million commercial real estate loan discussed above, as well as another commercial real estate loan totaling $11.7 million and one commercial relationship totaling $14.4 million offset by net reductions in other nonperforming loans totaling $30.8 million and other real estate owned dispositions of $475 thousand for the year over year period.
•Charge-offs were 0.01% annualized in the first quarter 2022 compared to 0.10% annualized in the linked quarter and 0.01% annualized in the prior year quarter. The elevated level of charge-offs in fourth quarter 2021 was primarily due to $3.0 million in charge-offs related to an acquired PCD leasing portfolio.
Deposits, Borrowings and Liquidity

•Total deposits were $14.9 billion at March 31, 2022 compared to $15.6 billion at December 31, 2021 and compared to $14.8 billion at March 31, 2021. The decrease in total deposits for the linked quarter is primarily due to outflows of specialty treasury products after the Fed rate increase as well as the winding down of the bankruptcy trustee deposit vertical.
•Total borrowings (other than junior subordinated debentures) were $419.5 million at March 31, 2022, a decrease of $13.8 million from December 31, 2021 and a decrease of $263.8 million from March 31, 2021. The year over year change reflects the reduction of FHLB advances of $225 million and a $40.0 million redemption of subordinated debentures that occurred in third quarter 2021. The linked quarter change reflects a $14.0 million net paydown of the Company's unsecured line of credit.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At March 31, 2022, its estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 11.09%, 9.38%, 11.48% and 13.72%, respectively, compared to 11.12%, 8.80%, 11.52%, and 13.67%, respectively, at December 31, 2021 and 10.94%, 9.01%, 11.36%, and 14.13%, respectively at March 31, 2021.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2022 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2022 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 26, 2022 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcast-eqs.com/indepbankgroup042622_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13728479 or by identifying "Independent Bank Group First Quarter 2022 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President Director of Corporate Development & Strategy (972) 562-9004 Paul.Langdale@ifinancial.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 Michelle.Hickox@ifinancial.com

Media:

James Tippit Executive Vice President, Corporate Responsibility (972) 562-9004 James.Tippit@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Selected Income Statement Data
Interest income	$140,865	$145,954	$144,032	$145,805	$147,771
Interest expense	9,717	13,303	15,387	16,508	18,042
Net interest income	131,148	132,651	128,645	129,297	129,729
Provision for credit losses	(1,443)	—	—	(6,500)	(2,500)
Net interest income after provision for credit losses	132,591	132,651	128,645	135,797	132,229
Noninterest income	12,885	15,086	16,896	15,926	18,609
Noninterest expense	82,457	79,908	80,572	78,013	75,113
Income tax expense	12,279	13,642	12,629	15,467	15,745
Net income	50,740	54,187	52,340	58,243	59,980
Adjusted net income (1)	52,130	54,995	52,570	58,243	60,084

Per Share Data (Common Stock)
Earnings:
Basic	$1.19	$1.26	$1.22	$1.35	$1.39
Diluted	1.18	1.26	1.21	1.35	1.39
Adjusted earnings:
Basic (1)	1.22	1.28	1.22	1.35	1.39
Diluted (1)	1.22	1.28	1.22	1.35	1.39
Dividends	0.38	0.36	0.34	0.32	0.30
Book value	58.94	60.26	59.77	58.89	57.72
Tangible book value (1)	34.02	35.25	34.79	33.98	32.74
Common shares outstanding	42,795,228	42,756,234	42,941,715	43,180,607	43,193,257
Weighted average basic shares outstanding (2)	42,768,079	42,874,182	43,044,683	43,188,050	43,178,522
Weighted average diluted shares outstanding (2)	42,841,471	42,940,354	43,104,075	43,247,195	43,222,943

Selected Period End Balance Sheet Data
Total assets	$17,963,253	$18,732,648	$18,918,225	$18,447,721	$18,115,336
Cash and cash equivalents	1,604,256	2,608,444	3,059,826	2,794,700	2,416,870
Securities available for sale	1,938,726	2,006,727	1,781,574	1,574,435	1,307,957
Securities held to maturity	188,047	—	—	—	—
Loans, held for sale	22,743	32,124	31,471	43,684	57,799
Loans, held for investment (3)	11,958,759	11,650,598	11,463,714	11,576,332	11,665,058
Mortgage warehouse purchase loans	569,554	788,848	977,800	894,324	1,105,699
Allowance for credit losses on loans	146,313	148,706	150,281	154,791	165,827
Goodwill and other intangible assets	1,066,366	1,069,511	1,072,656	1,075,801	1,078,946
Other real estate owned	—	—	—	475	475
Noninterest-bearing deposits	5,003,728	5,066,588	4,913,580	4,634,530	4,466,310
Interest-bearing deposits	9,846,543	10,487,320	10,610,602	10,429,261	10,337,482
Borrowings (other than junior subordinated debentures)	419,545	433,371	631,697	681,023	683,350
Junior subordinated debentures	54,270	54,221	54,171	54,122	54,072
Total stockholders' equity	2,522,460	2,576,650	2,566,693	2,542,885	2,493,117

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Selected Performance Metrics
Return on average assets	1.12%	1.11%	1.11%	1.28%	1.37%
Return on average equity	7.99	8.35	8.10	9.27	9.78
Return on tangible equity (4)	13.64	14.30	13.93	16.19	17.29
Adjusted return on average assets (1)	1.15	1.13	1.11	1.28	1.37
Adjusted return on average equity (1)	8.21	8.48	8.13	9.27	9.80
Adjusted return on tangible equity (1) (4)	14.02	14.51	14.00	16.19	17.32
Net interest margin	3.22	3.00	3.01	3.14	3.29
Efficiency ratio (5)	55.07	51.96	53.20	51.55	48.52
Adjusted efficiency ratio (1)(5)	54.37	51.33	52.99	51.48	48.39

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.40%	0.31%	0.44%	0.29%	0.34%
Nonperforming loans to total loans held for investment	0.59	0.49	0.72	0.45	0.52
Nonperforming assets to total loans held for investment and other real estate	0.59	0.49	0.72	0.46	0.52
Allowance for credit losses on loans to nonperforming loans	205.99	259.35	181.69	294.88	274.71
Allowance for credit losses to total loans held for investment	1.22	1.28	1.31	1.34	1.42
Net charge-offs to average loans outstanding (annualized)	0.01	0.10	—	0.13	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	11.09%	11.12%	11.06%	11.14%	10.94%
Estimated tier 1 capital to average assets	9.38	8.80	8.94	9.03	9.01
Estimated tier 1 capital to risk-weighted assets	11.48	11.52	11.46	11.55	11.36
Estimated total capital to risk-weighted assets	13.72	13.67	13.64	14.23	14.13
Total stockholders' equity to total assets	14.04	13.75	13.57	13.78	13.76
Tangible common equity to tangible assets (1)	8.62	8.53	8.37	8.45	8.30
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $67,011, $112,128, $243,919, $490,485 and $912,176, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $71,143, $57,452, $82,829, $53,081 and $60,954, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings totaled $71,029, $57,338, $82,714, $52,492 and $60,365, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Interest income:
Interest and fees on loans	$129,179	$140,152
Interest on taxable securities	8,359	4,757
Interest on nontaxable securities	2,333	2,069
Interest on interest-bearing deposits and other	994	793
Total interest income	140,865	147,771
Interest expense:
Interest on deposits	5,610	13,007
Interest on FHLB advances	179	533
Interest on other borrowings	3,482	4,060
Interest on junior subordinated debentures	446	442
Total interest expense	9,717	18,042
Net interest income	131,148	129,729
Provision for credit losses	(1,443)	(2,500)
Net interest income after provision for credit losses	132,591	132,229
Noninterest income:
Service charges on deposit accounts	2,752	2,261
Investment management fees	2,451	2,043
Mortgage banking revenue	3,026	7,495
Mortgage warehouse purchase program fees	958	1,969
Loss on sale of loans	(1,484)	—
Loss on sale and disposal of premises and equipment	(163)	(7)
Increase in cash surrender value of BOLI	1,310	1,272
Other	4,035	3,576
Total noninterest income	12,885	18,609
Noninterest expense:
Salaries and employee benefits	49,555	43,659
Occupancy	10,000	9,606
Communications and technology	5,901	5,536
FDIC assessment	1,493	1,705
Advertising and public relations	456	238
Other real estate owned expenses, net	—	8
Amortization of other intangible assets	3,145	3,145
Professional fees	3,439	3,670
Other	8,468	7,546
Total noninterest expense	82,457	75,113
Income before taxes	63,019	75,725
Income tax expense	12,279	15,745
Net income	$50,740	$59,980

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2022	2021
Cash and due from banks	$350,387	$243,926
Interest-bearing deposits in other banks	1,253,869	2,364,518
Cash and cash equivalents	1,604,256	2,608,444
Certificates of deposit held in other banks	2,997	3,245
Securities available for sale, at fair value	1,938,726	2,006,727
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	188,047	—
Loans held for sale (includes $21,461 and $28,249 carried at fair value, respectively)	22,743	32,124
Loans, net of allowance for credit losses of $146,313 and $148,706, respectively	12,382,000	12,290,740
Premises and equipment, net	324,000	308,023
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	21,571	21,573
Bank-owned life insurance (BOLI)	236,387	235,637
Deferred tax asset	45,439	26,178
Goodwill	994,021	994,021
Other intangible assets, net	72,345	75,490
Other assets	130,721	130,446
Total assets	$17,963,253	$18,732,648

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$5,003,728	$5,066,588
Interest-bearing	9,846,543	10,487,320
Total deposits	14,850,271	15,553,908
FHLB advances	150,000	150,000
Other borrowings	269,545	283,371
Junior subordinated debentures	54,270	54,221
Other liabilities	116,707	114,498
Total liabilities	15,440,793	16,155,998
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (42,795,228 and 42,756,234 shares outstanding, respectively)	428	428
Additional paid-in capital	1,947,909	1,945,497
Retained earnings	657,154	625,484
Accumulated other comprehensive (loss) income	(83,031)	5,241
Total stockholders’ equity	2,522,460	2,576,650
Total liabilities and stockholders’ equity	$17,963,253	$18,732,648

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2022			2021
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,319,734	$129,179	4.25%	$12,880,741	$140,152	4.41%
Taxable securities	1,689,214	8,359	2.01	946,206	4,757	2.04
Nontaxable securities	411,761	2,333	2.30	352,445	2,069	2.38
Interest bearing deposits and other	2,114,246	994	0.19	1,821,787	793	0.18
Total interest-earning assets	16,534,955	140,865	3.46	16,001,179	147,771	3.75
Noninterest-earning assets	1,904,397			1,786,683
Total assets	$18,439,352			$17,787,862
Interest-bearing liabilities:
Checking accounts	$6,237,403	$3,082	0.20%	$5,491,549	$6,074	0.45%
Savings accounts	780,380	94	0.05	670,500	260	0.16
Money market accounts	2,337,951	1,703	0.30	2,702,886	4,026	0.60
Certificates of deposit	973,494	731	0.30	1,391,037	2,647	0.77
Total deposits	10,329,228	5,610	0.22	10,255,972	13,007	0.51
FHLB advances	150,000	179	0.48	375,000	533	0.58
Other borrowings - short-term	3,478	17	1.98	4,245	21	2.01
Other borrowings - long-term	266,483	3,465	5.27	305,789	4,039	5.36
Junior subordinated debentures	54,253	446	3.33	54,055	442	3.32
Total interest-bearing liabilities	10,803,442	9,717	0.36	10,995,061	18,042	0.67
Noninterest-bearing checking accounts	4,959,264			4,225,459
Noninterest-bearing liabilities	100,862			80,332
Stockholders’ equity	2,575,784			2,487,010
Total liabilities and equity	$18,439,352			$17,787,862
Net interest income		$131,148			$129,729
Interest rate spread			3.10%			3.08%
Net interest margin (2)			3.22			3.29
Net interest income and margin (tax equivalent basis) (3)		$132,179	3.24		$130,689	3.31
Average interest-earning assets to interest-bearing liabilities			153.05			145.53
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	March 31, 2022		December 31, 2021
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,972,642	15.7%	$1,983,886	15.9%
Mortgage warehouse purchase loans	569,554	4.6	788,848	6.3
Real estate:
Commercial real estate	6,843,972	54.5	6,617,455	53.1
Commercial construction, land and land development	1,203,328	9.6	1,180,181	9.5
Residential real estate (2)	1,371,564	10.9	1,332,246	10.7
Single-family interim construction	397,774	3.2	380,627	3.0
Agricultural	111,184	0.9	106,512	0.8
Consumer	81,038	0.6	81,815	0.7
Total loans	12,551,056	100.0%	12,471,570	100.0%
Allowance for credit losses	(146,313)		(148,706)
Total loans, net	$12,404,743		$12,322,864
____________
(1) Includes SBA PPP loans of $67,011 with net deferred loan fees of $1,339 and $112,128 with net deferred fees of $2,552 at March 31, 2022 and December 31, 2021, respectively.
(2) Includes loans held for sale of $22,743 and $32,124 at March 31, 2022 and December 31, 2021, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$131,148	$132,651	$128,645	$129,297	$129,729
Provision Expense - Reported	(b)	(1,443)	—	—	(6,500)	(2,500)
Noninterest Income - Reported	(c)	12,885	15,086	16,896	15,926	18,609
Loss (gain) on sale of loans		1,484	(30)	—	(26)	—
Gain on sale of other real estate		—	—	(63)	—	—
Gain on sale of securities available for sale		—	(13)	—	—	—
Loss on sale and disposal of premises and equipment		163	243	41	13	7
Recoveries on loans charged off prior to acquisition		(51)	(27)	(21)	(204)	(129)
Adjusted Noninterest Income	(d)	14,481	15,259	16,853	15,709	18,487
Noninterest Expense - Reported	(e)	82,457	79,908	80,572	78,013	75,113
Impairment of assets		—	—	(115)	—	(9)
COVID-19 expense (1)		—	(614)	—	—	—
Acquisition expense (2)		(130)	(225)	(214)	(217)	(244)
Adjusted Noninterest Expense	(f)	82,327	79,069	80,243	77,796	74,860
Income Tax Expense - Reported	(g)	12,279	13,642	12,629	15,467	15,745
Net Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	50,740	54,187	52,340	58,243	59,980
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$52,130	$54,995	$52,570	$58,243	$60,084

ADJUSTED PROFITABILITY
Total Average Assets	(j)	$18,439,352	$19,374,914	$18,766,344	$18,283,775	$17,787,862
Total Average Stockholders' Equity	(k)	$2,575,784	$2,574,374	$2,563,986	$2,520,003	$2,487,010
Total Average Tangible Stockholders' Equity (4)	(l)	$1,508,370	$1,503,815	$1,490,259	$1,443,130	$1,407,016
Reported Return on Average Assets	(h) / (j)	1.12%	1.11%	1.11%	1.28%	1.37%
Reported Return on Average Equity	(h) / (k)	7.99%	8.35%	8.10%	9.27%	9.78%
Reported Return on Average Tangible Equity	(h) / (l)	13.64%	14.30%	13.93%	16.19%	17.29%
Adjusted Return on Average Assets (5)	(i) / (j)	1.15%	1.13%	1.11%	1.28%	1.37%
Adjusted Return on Average Equity (5)	(i) / (k)	8.21%	8.48%	8.13%	9.27%	9.80%
Adjusted Return on Tangible Equity (5)	(i) / (l)	14.02%	14.51%	14.00%	16.19%	17.32%

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,145	$3,145	$3,145	$3,145	$3,145
Reported Efficiency Ratio	(e - m) / (a + c)	55.07%	51.96%	53.20%	51.55%	48.52%
Adjusted Efficiency Ratio	(f - m) / (a + d)	54.37%	51.33%	52.99%	51.48%	48.39%
____________
(1) COVID-19 expense includes expenses for COVID testing kits, vaccination incentive bonuses, and personal protection and cleaning supplies.
(2) Acquisition expenses includes compensation related expenses.
(3) Assumes an adjusted effective tax rate of 19.5%, 20.1%, 19.4%, 21.0%, and 20.8%, respectively.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible Common Equity
Total common stockholders' equity	$2,522,460	$2,576,650	$2,566,693	$2,542,885	$2,493,117
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(72,345)	(75,490)	(78,635)	(81,780)	(84,925)
Tangible common equity	$1,456,094	$1,507,139	$1,494,037	$1,467,084	$1,414,171

Tangible Assets
Total assets	$17,963,253	$18,732,648	$18,918,225	$18,447,721	$18,115,336
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(72,345)	(75,490)	(78,635)	(81,780)	(84,925)
Tangible assets	$16,896,887	$17,663,137	$17,845,569	$17,371,920	$17,036,390
Common shares outstanding	42,795,228	42,756,234	42,941,715	43,180,607	43,193,257
Tangible common equity to tangible assets	8.62%	8.53%	8.37%	8.45%	8.30%
Book value per common share	$58.94	$60.26	$59.77	$58.89	$57.72
Tangible book value per common share	34.02	35.25	34.79	33.98	32.74